EXHIBIT 10.7

              Agreement with Howard B. Hillman dated June 21, 2001









June 21, 2001





To Whom It May Concern:


The purpose of this letter is to document my commitment of ongoing financial support to Auto-trol Technology Corporation and it's subsidiaries (the Company), which support will be sufficient to enable the Company to continue as a going concern through December 31, 2002.


Sincerely,





Howard B. Hillman
President